Exhibit 3.5


                            CERTIFICATE OF AMENDMENT
                                       OF
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                      SERIES E CONVERTIBLE PREFERRED STOCK
                                       OF
                          HOMECOM COMMUNICATIONS, INC.


     HomeCom Communications, Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Law"), does hereby certify, pursuant to Section 242 of the Law, that:


                                    ARTICLE I

     The name of the Corporation is HomeCom Communications, Inc.


                                   ARTICLE II

     The Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock of the Corporation (the "Certificate of Designations") shall be amended by deleting Section 2(f) in its entirety and substituting in lieu thereof the following:

                          "2(f) Intentionally omitted."

                                   ARTICLE III

     All other provisions of the Certificate of Designations shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, said Corporation hereby executes this Certificate of Amendment of Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock this 7th day of June, 2004.


                                                 HOMECOM COMMUNICATIONS, INC.


                                                 By: /s/ Michael Sheppard
                                                 ------------------------
                                                 Name:   Michael Sheppard
                                                 Title:  Vice President